SCHEDULE 14C INFORMATION

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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BGR CORPORATION
(Name of registrant as Specified in its Charter)

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BGR CORPORATION
5080 N. 40th Street, Suite 103
Phoenix, AZ 85018
(480) 596-4014

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 16, 2004

By Order of the Board of Directors,

A special meeting of shareholders of BGR Corporation, a Nevada corporation (the "Company"), will be held on December 16, 2004 at 10:00 a.m. local time, at 5080 N. 40th Street, Suite 103, Phoenix, AZ 85018 for the following purposes:

1. To consider and vote upon a proposal to amend the Company's Articles of Incorporation:

a. To authorize 5,030,000,000 shares of capital stock of the Company, of which 5 billion shares will relate to Common Stock and 30,000,000 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and
b. To amend Article I of the Articles of Incorporation to read as follows: "The name of this corporation is Franchise Capital Corporation", and
c. To effect one-for-ten reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 48,458,351 to approximately 4,845,835 (the "Reverse Split"); and
d. To authorize the Company's Board of Directors, without the consent of the stockholders of the corporation, to adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the recapitalization does not affect the ratio of unissued to authorized capital stock of that class; and
e. To approve the issuance of 2,777,500 warrants to purchase shares of the Company's common stock.
f. To approve the Company's Stock Option Plans.
Only shareholders of record at the close of business on November 22, 2004 will be entitled to receive this Information Statement and notice of the special meeting and to vote on the above matters.

By Order of the Board of Directors,

/s/Bradford Miller Bradford Miller President and Chief Executive Officer

Phoenix, AZ
November 15, 2004

BGR CORPORATION
5080 N. 40th Street, Suite 103
Phoenix, AZ 85018
INFORMATION STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 16, 2004
INTRODUCTION

This Information Statement is being furnished to the shareholders of BGR Corporation, a Nevada corporation (the "Company"), to inform them of a special meeting of shareholders. This meeting (referred to herein as the "Special Meeting") will be held on December 16, 2004 at 5080 N. 40th Street, Suite 103, Phoenix, AZ 85018 at 10:00 a.m. local time. Only shareholders of record at the close of business on November 22, 2004 (the "Record Date") will be entitled to receive this Information Statement and to vote at the Special Meeting. This Information Statement and the Notice of Special Meeting are first being mailed to the Company's shareholders on or about November 26, 2004.

At the Special Meeting, holders of common stock (the "Common Stock") of the Company voted to amend the Company's Articles of Incorporation:

a. To authorize 5,030,000,000 shares of capital stock of the Company, of which 5 billion shares will relate to Common Stock and 30,000,000 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and
b. To amend Article I of the Articles of Incorporation to read as follows: "The name of this corporation is Franchise Capital Corporation", and
c. To effect one-for-ten reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 48,458,351 to approximately 4,845,835 (the "Reverse Split"); and
d. To authorize the Company's Board of Directors, without the consent of the stockholders of the corporation, to adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the corporation; and
e. To approve the issuance of 2,777,500 warrants to purchase shares of the Company's common stock.
f. To approve the Company's Stock Option Plans

The Company has affirmative voting Equivalent of 30,566,473 shares of Common Stock, representing approximately 63% of the total outstanding capital stock entitled to vote on shareholder matters, and intends to vote to approve the proposal described in this Information Statement. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting (including the reimbursement of certain parties for their expenses in forwarding this Information Statement to beneficial owners of the Common Stock) will be paid by the Company.

The Company's principal executive offices are located at 5080 N. 40th Street, Suite 103, Phoenix, AZ 85018.

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION REGARDING THE PROPOSAL

GENERAL

The proposal to amend the Company's Articles of Incorporation is described below. A copy of the Articles of Incorporation, as amended to reflect the changes contemplated by the proposal, is attached to this Information Statement as Exhibit A.

a) AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to increase the number of authorized shares of capital stock to 5,030,000,000 shares, 5 billion of which will relate to Common Stock, 30,000,000 million of which will related to preferred stock. The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with available shares which could be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares of Common Stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Company presently has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of Common Stock or preferred stock.

Effect: The issuance by the Company of any additional shares of Common Stock would dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. The newly authorized preferred stock will have voting and other rights as determined by the Board of Directors.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the increase in the number of authorized shares. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

b) AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to change the name of the Company to "Franchise Capital Corporation". The Board of Directors believes that the name change is in the Company's best interests in that it more accurately reflects the intended business operations of the Company.

Effect: There is no immediate effect of changing the name of the Company.

No Dissenters' Rights: The holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the name change. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

c) AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to effect a one-for-ten reverse stock split (the "Reverse Split") of the Company's Common Stock. The Board of Directors believes that the Reverse Split is in the Company's best interests in that it may increase the trading price of the Common Stock. An increase in the price of the Common Stock should, in turn, generate greater investor interest in the Common Stock, thereby enhancing the marketability of the Common Stock to the financial community. In addition, the resulting reduction in the number of issued and outstanding shares of Common Stock, together with the proposed increase in the number of authorized shares of Common Stock, as discussed below, will provide the Company with additional authorized but unissued shares which could be utilized for future acquisitions or mergers or to otherwise carry out the Company's business objectives.

Effect: The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of Common Stock from 48,458,351 to approximately 4,845,835. Although the Reverse Split may also increase the market price of the Common Stock, the actual effect of the Reverse Split on the market price cannot be predicted. The market price of the Common Stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split. Further, there is no assurance that the Reverse Split will lead to a sustained increase in the market price of the Common Stock. The market price of the Common Stock may also change as a result of other unrelated factors, including the Company's operating performance and other factors related to its business as well as general market conditions. The Reverse Split will affect all of the holders of the Company's Common Stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that will result from the rounding of fractional shares either up or down (see discussion below).

Procedure for Effecting Reverse Split: The Reverse Split of the Company's Common Stock will become effective upon the filing by the Company of its amended Articles of Incorporation with the Nevada Secretary of State (the "Effective Date"). The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each shareholder is entitled to receive as a result of the Reverse Split. New certificates of Common Stock will not be issued.

Fractional Shares: No fractional shares will be issued in connection with the Reverse Split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by 10 will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. The number of new shares will be rounded up in the case of fractional shares. No shareholders will receive cash in lieu of fractional shares.

Federal Income Tax Consequences of Reverse Split: The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of the Company's Common Stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder. EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split will be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares received in the Reverse Split will include the period during which the shareholder held the shares surrendered as a result of the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

No Dissenters' Rights: Pursuant to the Nevada Revised Statutes ("NRS"), the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the Reverse Split. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

d) AMENDMENT OF ARTICLES OF INCORPORATION TO PERMIT RECAPITALIZATION WITHOUT THE CONSENT OF SHAREHOLDERS

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to authorize the Company's Board of Directors, without the future consent of the stockholders of the corporation, to adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the recapitalization does not affect the ratio of the number of shares of that class which are unissued to the total number of shares authorized for that class. This amendment provides the Board of Directors with some latitude in adjusting the total number of shares of stock issued and outstanding without impacting dilution. Instances where such recapitalizations could be used include the need to meet or maintain certain capitalization requirements for listing on a national stock exchange. While no such listing is presently being contemplated, the Company may decide at some future point to seek such a listing. The major exchanges typically require that stocks trade above a set minimum stock price. Stocks falling below that price are given notice and, if the stock price is not remedied within a certain period, the Company could lose its listing. This amendment would provide the Board of Directors with the ability to rapidly deploy a recapitalization that does not impact the relative ownership of any stockholder while avoiding the time delay of obtaining shareholder approval in instances where such a delay could result in a delisting of the Company's securities.

Effect: This amendment will have the effect of allowing the Board of Directors to effect a forward or reverse split of the Company's common stock at their sole discretion, provided, however, that such recapitalization does not affect the ration of unissued to authorized stock of that class. The Board of Directors would not be able, under this amendment, to reverse split the common stock while simultaneously increasing the authorized capital stock of the Company. There is no immediate effect of this amendment on the current capital stock of the Company since no recapitalization is presently being proposed or contemplated. Any future recapitalization effected under this amendment would impact all shareholders but would not increase the number of shares available for issuance. As a result, there is no dilutive or anti-dilutive effect from such recapitalizations.

No Dissenters' Rights: The holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

e) APPROVE THE ISSUANCE OF 2,777,500 WARRANTS TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK

Purpose: The Board of Directors has approved the issuance of 2,777,500 warrants to purchase shares of the Company's common stock which were previously issued. Of the warrants issued, 137,500 are exercisable at $0.50 per share and expire in 2005, 140,000 are exercisable at $0.50 per share and expire in 2006, and 2,500,000 are exercisable at $1.00 per share and expire in 2007.

Effect: There is no immediate effect from this action. If and when the holders of the warrants choose to exercise their rights, the immediate effect may be dilutive to the common stock shareholders if the then-fair market value of the common stock is greater than the exercise price of the warrants. If the warrants expire unexercised, then there is no effect from this action. If the warrants are exercised when the fair market value of the common stock is less than the exercise price, then the effect on the common stock would be anti-dilutive; however, this event is considered unlikely.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

f) APPROVAL OF THE COMPANY'S STOCK OPTION PLANS

Purpose: The Board of Directors unanimously voted to approve a Qualified Stock Option Plan that reserved 1,000,000 shares for the plan. On September 18, 2003, the Company filed a Form S-8 to register such shares of common stock. As of the Record Date, the Company had issued options to purchase 825,000 shares. In January of 2004, the Company's Board of Directors unanimously voted to approve a Company Qualified Stock Option Plan for 4,000,000 shares of common stock which later was increased to 15,000,000. The Company issued 5,000,000 options to purchase shares to consultants under the plan as of Record Date. In February of 2004, the Company's Board of Directors unanimously voted to approve the 2004 Stock Option Plan in which 4,000,000 shares of the Company's common stock were set aside for issuance to employees of the Company under the Plan. On February 25, 2004, the Company filed a Form S-8 to register such shares of common stock and filed a complete copy of the 2004 Stock Option Plan as an Exhibit to that Registration Statement. As of Record Date, the Company issued 3,175,000 options to purchase shares to consultants under this plan. In September of 2004 the Company offered stock options to its employees through a Stock Compensation Plan that reserved 5,000,000 shares for the plan. The Company issued 825,000 options to purchase shares to consultants under the plan as of Record Date. The Company believes that the Stock Option Plans are in the best interest of the Company as it makes it easier to attract and retain individuals key to the implementation of our business strategy. The Company is seeking shareholder approval for these four plans.

Effect: There will be no additional effect on the shareholders of the Company as a result of this action since all plans are already in effect. The subsequent exercise of the stock options will cause a dilutive effect to existing shareholders as the number of outstanding shares will be increased. The Company will also receive cash consideration upon the exercise of options equal to the number of options being exercised times the fair market value of the stock on the date the options were granted.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 100 million shares of common stock authorized with a stated value of $.0001 per share, of which 48,458,351 shares were issued and outstanding, with 51,541,649 shares were authorized but unissued. Immediately following the approval of the increase in the number of authorized shares of Common Stock, as described previously, there will be 5 billion shares of Common Stock authorized, of which approximately 48,458,351 will be issued and outstanding and approximately 4,951,541,649 will be authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the NRS and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See "Description of Capital Stock - Common Stock."

PREFERRED STOCK

As of the Record Date, the Company has 1,125,000 shares of preferred stock authorized in two different classes or series. Following the actions contemplated herein, the Company will have 30,000,000 shares of preferred stock authorized. The Board of Directors shall have sole discretion in designating the rights and privileges of the preferred stock.

Series A Preferred Stock - The Company has 125,000 shares of Series A Preferred Stock authorized. As of the record date, there were no shares of Series A outstanding.

Series B Preferred Stock - The Company has 1,000,000 shares of Series B Preferred Stock authorized. Each share of Series B stock is entitled to 1,000 votes and can be converted, at the option of the Holder, into one share of common stock of the Company. As of the record date, there were no shares of Series B outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 12, 2004 the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 5080 N. 40th Street, Suite 103, Phoenix, AZ 85018.

Name and Address	Number of Shares Beneficially Owned	Class	Percentage of Class

Investment Capital Corporation	2,800,000	Common	6%

Jerry Brown Officer	2,800,000	Common	6%

Bradford Miller Officer	1,333,333	Common	3%

Janet Crance Officer	500,000	Common	1%

James Medeiros Officer	1,000,000	Common	2%

Alan Smith Director	1,166,666	Common	2%

Gordan Sales Director	1,166,666	Common	2%

All directors and executive officers (6 persons)	7,966,665		16%

Total	10,766,665		22%

The following table sets forth the shareholders in addition to those above, as of November 12, 2004 that have voted affirmatively on the proposals described in this Information Statement. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares.

Name	Number of Shares Beneficially Owned	Class	Percentage of Class

Admiral House Ltd.	250,000	Common	1%
AdvantageNevada Corporation	1,000,000	Common	2%
Dana Bersch	1,166,666	Common	2%
Felix Cisek	533,333	Common	1%
Douglas Corrigan	845,778	Common	2%
Roger Enfield	1,166,666	Common	2%
Jeffrey Flannery	2,000,000	Common	4%
Edward Heisler	2,000,000	Common	4%
Edward C. Heisler	926,666	Common	2%
Michael Heisler	233,333	Common	*
Jean Lang	293,332	Common	1%
Robert Madia	1,522,443	Common	3%
Victoria Neild	542,666	Common	1%
Terry Neild	1,978,927	Common	4%
Neild Family LLP	400,000	Common	1%
David Parfitt	200,000	Common	*
Randal Pow	200,000	Common	*
Gary Reid	300,000	Common	1%
Merv Schneidmiller	566,666	Common	1%
Rene Simon	366,666	Common	1%
Susan M. Enfield Family Trust	333,333	Common	1%
Tervic, Inc.	1,973,333	Common	4%
The Film Bank, Inc.	1,000,000	Common	2%

Total	19,799,808	Common	41%

*indicated less than 1%

The above tables are based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 48,458,351 shares of common stock outstanding as of November 12, 2004.

 AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (202) 942-8090 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

- The Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 2004.

- The Company's Annual Report on Form 10-KSB for the year ended June 30, 2004

Any document incorporated herein by reference can be obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at 5080 N. 40th Street, Suite 103 Phoenix, AZ 85018, or by telephone at (480) 596-4014. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

OTHER BUSINESS

The management of the Company knows of no matter other than those set forth herein that is to be brought before the Special Meeting.

The foregoing Notice and Information Statement are sent by order of the Board of Directors.

November 15, 2004	/s/Bradford Miller Bradford Miller President and Chief Executive Officer

EXHIBIT A

AMENDMENT TO THE ARTICLES OF INCORPORATION OF
BGR CORPORATION

The amendment to the Company's Articles of Incorporation shall be filed with the Nevada Secretary of State so that the Article I of the Articles of Incorporation shall be as follows:

"The name of the Corporation shall be "Franchise Capital Corporation".

Article III of the Articles of Incorporation shall be amended to read, in part, as follows:

"The total number of shares of stock which the Corporation shall have authority to issue is 5,030,000,000 which shall consist of 5,000,000,000 shares of common stock, $.0001 par value per share (the "Common Stock"), and 30,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock")...

A new Article IX of the Articles of Incorporation shall be added and shall read in its entirety as follows:

"The board of directors, without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the recapitalization does not affect the ratio of unissued to authorized capital stock of that class."